UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2016

LIFEAPPS BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54867	80-0671280
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

Polo Plaza, 3790 Via De La Valle, #116E, Del Mar, CA 92014

(Address of principal executive offices, including zip code)

(858) 577-0500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement

On November 9, 2015 an individual (the “Lender”) made an unsecured convertible loan to LifeApps Brands Inc. (the “Company”) due and payable on March 21, 2016, in the principal amount of $25,000 bearing interest at the rate of 10% per annum. The loan was evidenced in writing by the Company and the Lender when made and was convertible into shares of the Company’s common stock (“Common Stock”) at a price of $0.75 per share. On October 27, 2016 the Company and the Lender entered into a Debt Conversion Agreement in which they agreed to revise the conversion price from $0.75 per share to $0.0055 per share, which was the closing sale price for the Common Stock on October 27, 2016 and to convert the principal amount of the loan at the revised conversion price into 4,545,455 shares of Common Stock. In consideration of the revised conversion terms, the Lender agreed to waive the accrued interest due on the loan.

On April 5, 2016 the Lender made an unsecured loan to the Company in the principal amount of $15,000 bearing interest at the rate of 10% per annum. The loan was evidenced in writing by the Company and the Lender on October 27, 2016 at which time the parties determined that the loan, including the accrued interest due thereon, be due and payable on April 5, 2017 (the “Maturity Date”) and that it be convertible into Common Stock at any time on or prior to the Maturity Date at a conversion price of $0.0055 per share which was the closing price for the Common Stock on October 27, 2016.

Item 3.02 Unregistered Sales of Equity Securities

The disclosures appearing in Item 1.01 above are incorporated herein by reference.

Effective October 27, 2016 we issued 4,545,455 shares of our Common Stock to the Lender in connection with Lender’s conversion of a November 9, 2015 loan in the principal amount of $25,000.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Debt Conversion Agreement dated as of October 27, 2016 between Registrant and L. Thompson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeApps Brands Inc.

Date:	November 2, 2016	By:	/s/Robert Gayman
		Name:	Robert Gayman
		Title:	Chief Executive Officer